EXHIBIT 99.1

SLS International Announces Record First Quarter Sales

Momentum Increases in Second Quarter as Company Secures Many New Orders and Had a Backlog Totaling $497,792 at the end of the Quarter’s First Eight Days

SPRINGFIELD, Mo., April 18 /PRNewswire-FirstCall/ -- SLS International, Inc. (OTC Bulletin Board: SITI - News) announced today record unaudited revenue for its first quarter for the period ended March 31, 2005. The Company had revenue of $869,569 a sequential increase of 61.6% compared to revenue of $538,016 generated in the fourth quarter of 2004 and it carried into the second quarter of 2005 a backlog of $149,000. The first quarter revenue was the highest in the Company’s history. SLS generated revenue of $2,040,575 for its entire 2004 fiscal year. During the first eight days of April, 2005 the Company realized an additional $349,000 in new orders and shipped $44,960.

“We are seeing significant increases in demand for our products, as demonstrated by the strong revenue growth in the first quarter and the record pace we have begun the second quarter at,” said John Gott, SLS International’s Chief Executive Officer. “Our newly introduced Cinema Series generated substantial interest from leading international distributors at the recently completed Showest Cinema Convention in Las Vegas. Our advertising program, in anticipation of the launch of the Q-Line Silver home theater and surround sound music system with a Fortune 50 retailer, has increased brand recognition. We continue to receive recognition from many of the leading engineering and design firms for our professional products. With the increase in demand, our new state-of-the-art facility enables us to efficiently meet the growing production requirements for our products from both the retail and professional markets.”

The Company expects to announce first quarter financial results during the second week in May.

About SLS:

Based in Springfield, Mo., SLS International, Inc., is a 30-year-old manufacturer and developer of new patent-pending ultra-high fidelity Ribbon Driver loudspeakers, Patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20 to 30 percent less the distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high profile venues such as NBC/MSNBC’s 2002 and 2004 Olympics studios -- NBC is a wholly owned subsidiary of General Electric; MSNBC is jointly owned by GE and Microsoft Corporation -- the Recording Academy’s Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth. For more information, visit http://www.slsloudspeakers.com .

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.